Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-132565, 333-124898,
333-124899, 333-120881, 333-91496, and 333-45586; and Form S-8 Nos. 333-127012, 333-127011, 333-117733 and
333-45298) of Petrohawk Energy Corporation (formerly Beta Oil & Gas, Inc.) and in the related Prospectuses of our reports dated March 14, 2006, with respect to the consolidated financial statements and of KCS Energy, Inc. and subsidiaries, KCS Energy, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of KCS Energy, Inc. and subsidiaries, incorporated by reference in this Current Report (Form 8-K) and included in KCS Energy, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Houston, Texas

July 12, 2006